Registration No. 333-47081 Rule 424(b)(2)
                                     Pricing Supplement No:193 Cusip:14912LZN4
                                     Dated:  November 03, 1998

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Fixed Rate)
	With Maturities of 9 Months or More from Date of Issue
	Interest payable each April 1 and October 1 and at Maturity

Principal Amount:       Interest Rate:               Proceed Amount:
$11,000,000                5.09%                      $10,978,000

Original Issue Date:    Commission Fee:              Maturity Date:
11/03/98                  $22,000                    11/03/2000

Dealer:
Goldman Sachs

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                Bank Trust, N.A.): N/A
      (only applicable if
       Specified Currency
       is other than U.S. dollars)

Original Issue           Total Amount of OID: N/A    Terms of Amortizing
Discount Note:                                       Notes:  N/A
   Yes     x No          Issue Price (expressed
                         as a percentage of
                         aggregate principal
                         amount): 100%


Redemption Date(s) (including                        Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A
any applicable regular or
special record dates):  N/A

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A



Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $1,948.320MM principal amount of the Notes had been sold at interest rates then in effect.

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	Pricing Supplement to Prospectus Supplement dated March 26, 1998 and Prospectus dated March 10, 1998